US DIAGNOSTIC INC. AND SUBSIDIARIES
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COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK (IN THOUSANDS, EXCEPT
PER SHARE AMOUNTS)
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                                   EXHIBIT 11

                                                                                            THREE MONTHS ENDED MARCH 31,
                                                                                            ---------------------------

       PRIMARY EARNINGS PER SHARE:                                                          1997                    1996
                                                                                            ----                    ----
           Weighted average shares outstanding                                              21,603                 6,158
           Dilutive effect of conversions                                                    1,656                 4,929
                                                                                           -------                 -----
       Primary weighted average shares of common stock and
       common stock equivalents outstanding                                                 23,259                11,087
                                                                                           =======                ======
       Net Income                                                                          $ 2,034                $1,032
       Adjustments to net income for interest savings, net of
       related income taxes adjusted net income                                                 --                   321

       Adjusted net income                                                                   2,034                 1,353

       Earnings per share - primary                                                        $   .09                $  .12
                                                                                           =======                ======
       FULLY DILUTED EARNINGS PER SHARE:

           Weighted average shares outstanding                                              22,595                 7,400
           including escrow shares
           Dilutive effect of conversions                                                    1,656                 8,773
           Dilutive effect of assumed conversion -convertible debt                              --                   138
                                                                                           -------                ------

       Fully diluted weighted average shares of common stock
       and common stock equivalents outstanding                                             24,251                16,311
                                                                                           =======                ======
       Net Income                                                                          $ 2,034                $1,032

       Adjustments to net income for interest savings, net of
       related income taxes                                                                     --                   582
                                                                                           -------                   ---
       Adjusted net income                                                                 $ 2,034                $1,614
                                                                                           =======                ======
       Earnings per share - fully diluted                                                  $   .08                $  .10
                                                                                           =======                ======
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